Exhibit 21.1

Subsidiaries of the Registrant	State/Country of Incorporation or Organization
Latisys SPV, Inc.	California
AboveNet Communications, LLC	Delaware
Allstream Fiber U.S., Inc.	Delaware
FiberNet Telecom, Inc.	Delaware
Neo Telecoms LLC	Delaware
USCarrier, LLC	Delaware
Zayo Capital, Inc.	Delaware
Zayo Colocation, LLC	Delaware
Zayo Corelink Acquisition Sub, LLC	Delaware
Zayo Professional Services, LLC	Delaware
Latisys-Chicago Holdings Corp.	Delaware
Latisys Holdings Corp.	Delaware
Latisys-Ashburn Holdings Corp.	Delaware
Latisys Corp.	Delaware
Latisys-Irvine, LLC	Delaware
Latisys-Irvine Properties, LLC	Delaware
Latisys-Denver, LLC	Delaware
Latisys-Chicago, LLC	Delaware
Latisys-Ashburn, LLC	Delaware
Colo Facilities Atlanta, LLC	Georgia
FiberLink, LLC	Illinois
IdeaTek Systems, Inc.	Kansas
Access Communications, Inc.	Minnesota
Local Fiber, LLC	New York
Clearview International, LLC	Texas
CVMS Waco Data Partners, LLC	Texas
Zayo Infrastructure Belgium NV	Belgium
360networks Vancouver Ltd.	Canada
Delphi Solutions Corp.	Canada
Zayo Canada Inc.	Canada
Zayo Group Canada Inc.	Canada
Intexan SARL	France
Neo Telecom Group SAS	France
NeoClyde SAS	France
Serenisys SARL	France
Zayo Enterprise France SAS	France
Zayo France SAS	France
Zayo Infrastructure France SA	France
Viatel Deutschland GmbH	Germany
Viatel Infrastructure Deutschland GmbH	Germany
Emerald Bridge Fibre Limited	Ireland
Zayo Infrastructure Europe Limited	Ireland
Zayo Infrastructure Ireland Limited	Ireland
MFN Japan KK	Japan
Zayo Infrastructure Nederland B.V.	Netherlands
Zayo Nederland B.V.	Netherlands
Zayo Infrastructure Switzerland AG	Switzerland
Ego Acquisition Limited	United Kingdom
Ego Holdings Limited	United Kingdom
Ego Midco Limited	United Kingdom
FibreSpeed Limited	United Kingdom
Geo Metro Limited	United Kingdom
Geo Networks Limited	United Kingdom

Zayo Infrastructure (UK) Limited	United Kingdom
Zayo Group International Limited	United Kingdom
Zayo Group UK Limited	United Kingdom
Zayo Group EU Limited	United Kingdom
Zayo (UK) Limited	United Kingdom